Form 10KSB, Exhibit 13
period 1995-12-31
TINSLEY LABORATORIES INC
filed 1996-03-29
CIK 98383

                          CONSOLIDATED FINANCIAL STATEMENTS

                              TINSLEY LABORATORIES, INC.

                 YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 25, 1994
                         WITH REPORT OF INDEPENDENT AUDITORS

                              TINSLEY LABORATORIES, INC.

                          CONSOLIDATED FINANCIAL STATEMENTS

                 Years ended December 31, 1995 and December 25, 1994

                                       CONTENTS

Report of Independent Auditors.................................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets....................................................2
Consolidated Statements of Income..............................................4
Consolidated Statements of Stockholders' Equity................................5
Consolidated Statements of Cash Flows..........................................6
Notes to Consolidated Financial Statements.....................................7

                            REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tinsley Laboratories, Inc.

We have audited the accompanying consolidated balance sheets of Tinsley Laboratories, Inc. as of December 31, 1995 and December 25, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tinsley Laboratories, Inc. at December 31, 1995 and December 25, 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

February 16, 1996

ERNST & YOUNG
                                                                               1

                              TINSLEY LABORATORIES, INC.

                             CONSOLIDATED BALANCE SHEETS

                                               DECEMBER 31,        DECEMBER 25,
                                                    1995               1994
                                               ------------        ------------
ASSETS
Current assets:
  Cash and cash equivalents                     $  560,692         $   893,241
  Trade receivables (net of allowance
    for doubtful accounts of $49,100
    in 1995 and $20,000 in 1994)                 1,521,097           2,139,285
  Unbilled receivables                             837,701             545,382
  Inventories:
    Raw materials                                  230,271             241,244
    Contracts in progress (net of progress
      billings of $431,000 in 1995 and
      $136,000 in 1994)                            874,604             594,759
    Finished goods                                 760,113             680,524
                                                ----------         -----------
  Total inventories                              1,864,988           1,516,527

  Prepaid expenses and other receivables           127,816             107,372
  Deferred income taxes                            316,057             164,881
                                                ----------         -----------
Total current assets                             5,228,351           5,366,688

Property, plant and equipment, at cost:
  Land                                             644,553             644,553
  Building                                       2,550,875           2,550,875
  Machinery and equipment                        5,878,788           8,901,263
  Leasehold improvements                           191,094             185,665
  Equipment construction in process                260,455             287,085
                                                ----------         -----------
                                                 9,525,765          12,569,441
  Less accumulated depreciation and
   amortization                                  4,240,278           7,674,441
                                                ----------         -----------
Net property, plant and equipment                5,285,487           4,895,000

Cash surrender value of life insurance
  (net of loans thereon of $283,085 in
  1995 and 1994)                                   564,025             495,523
Goodwill (net of amortization of
  $315,611 in 1995 and $193,439 in 1994)         1,516,963           1,639,135
Noncompetition agreement and other assets
  (net of amortization of $258,333 in 1995
  and $158,333 in 1994)                            345,364             445,364
                                                ----------         -----------
                                               $12,940,190         $12,841,710
                                                ----------         -----------
                                                ----------         -----------


                              Tinsley Laboratories, Inc.


                                                DECEMBER 31,        DECEMBER 25,
                                                    1995                1994
                                                ------------        ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                         $   491,296         $   583,419
  Accrued liabilities                                540,905             214,183
  Accrued compensation and related liabilities       634,905             476,672
  Income taxes payable                               362,008             226,982
  Current portion - long-term debt obligations       151,878             147,624
  Current portion - notes payable to related
    parties                                          400,000             400,000
                                                  ----------         -----------
Total current liabilities                          2,580,992           2,048,880

Long-term debt obligations, less current portion     900,928           1,047,938
Long-term notes payable to related parties,
  less current portion                               460,000             860,000

Deferred income taxes                                369,230             440,947
Deferred compensation                                312,102             295,602

Stockholders' equity:
  Preferred stock, with no par value; 500,000
    shares authorized; none issued or outstanding       -                   -
  Common stock, stated value $.16-2/3 per share:
    3,000,000 shares authorized; 767,124 shares
    issued and outstanding (762,024 in 1994)         127,854             127,004
  Capital in excess of stated value                1,343,880           1,316,680
  Retained earnings                                6,973,044           6,704,659
  Minimum pension liability                        (127,840)                -
                                                  ----------         -----------
Total stockholders' equity                         8,316,938           8,148,343

                                                  ----------         -----------
Total liabilities and stockholders' equity       $12,940,190         $12,841,710
                                                  ----------         -----------
                                                  ----------         -----------


SEE ACCOMPANYING NOTES.

                              TINSLEY LABORATORIES, INC.

                          CONSOLIDATED STATEMENTS OF INCOME


                                       YEAR ENDED     YEAR ENDED     YEAR ENDED
                                      DECEMBER 31,   DECEMBER 25,   DECEMBER 26,
                                          1995           1994           1993
                                     -----------    -----------    -----------
Net sales                            $13,109,144    $12,968,892    $12,238,052
Costs and expenses:
  Cost of goods sold                   9,088,148      9,025,794      8,717,459
  Selling, administrative and
    research and development
     expenses                          3,178,398      3,069,899      2,393,498
  Amortization of intangible
   assets                                222,172        222,172        129,600
                                     -----------    -----------    -----------
                                      12,488,718     12,317,865     11,240,557
                                     -----------    -----------    -----------
Income from operations                   620,426        651,027        997,495
Other income                              21,307        155,622         16,723
Interest expense                       (179,366)       (215,783)      (160,230)
                                     -----------    -----------    -----------
Income before income taxes               462,367        590,866        853,988
Provision for income taxes               193,982        245,081        370,800
                                     -----------    -----------    -----------
Net income                           $   268,385    $   345,785    $   483,188
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------

Net income per common share          $       .35    $      0.45    $      0.61
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------



SEE ACCOMPANYING NOTES.

[Tinsley logo]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CONSOLIDATED
STATEMENTS OF
STOCKHOLDERS'
EQUITY
YEARS ENDED
DECEMBER 31, 1995,
DECEMBER 25, 1994, AND
DECEMBER 26, 1993


                                                              COMMON              CAPITAL IN               MINIMUM      TOTAL
                                                              SHARES     COMMON    EXCESS OF    RETAINED   PENSION  STOCKHOLDERS'
                                                           OUTSTANDING    STOCK  STATED VALUE   EARNINGS  LIABILITY     EQUITY
                         -----------------------------------------------------------------------------------------------------------
                        Balances,
                         December 27, 1992                    830,217    138,366  $1,406,928  $6,264,397  $           $7,809,691
                        Repurchase of
                         common stock                         (75,593)   (12,596)   (127,840)   (388,711)         -     (529,147)
                        Exercise of stock
                         options                                6,900      1,151      35,300           -          -       36,451
                        Net income                                  -          -           -     483,188          -      483,188
                         -----------------------------------------------------------------------------------------------------------
                        Balances,
                         December 26, 1993                    761,524    126,921   1,314,388   6,358,874          -    7,800,183
                        Exercise of stock
                         options                                  500         83       2,292           -          -        2,375
                        Net income                                  -          -           -     345,785          -      345,785
                         -----------------------------------------------------------------------------------------------------------
                        Balances,
                         December 25, 1994                    762,024    127,004   1,316,680   6,704,659          -    8,148,343
                        Exercise of stock
                         options                                5,100        850      27,200           -          -       28,050
                        Net income                                  -          -           -     268,385          -      268,385
                        Adjustment for
                         minimum pension
                          liability                                 -          -           -           -   (127,840)    (127,840)
                         -----------------------------------------------------------------------------------------------------------
                        Balances,
                         December 31, 1995                    767,124    127,854  $1,343,880  $6,973,044  $(127,840)  $8,316,938
                         -----------------------------------------------------------------------------------------------------------
                         -----------------------------------------------------------------------------------------------------------

                        See accompanying notes.


[Tinsley logo]
--------------------------------------------------------------------------------

CONSOLIDATED
STATEMENTS OF
CASH FLOWS
YEARS ENDED
DECEMBER 31, 1995,
DECEMBER 25, 1994, AND
DECEMBER 26, 1993

                                                                                                     1995        1994        1993
                        -----------------------------------------------------------------------------------------------------------
                        Cash flows from operating activites:
                         Net income                                                           $  268,385  $  345,785  $  483,188
                         Adjustments to reconcile net income to net
                          cash provided by operating activities:
                          Depreciation and amortization                                          945,550     844,960     734,817
                          Deferred income taxes                                                 (137,666)     92,665     (66,574)
                         Changes in operating assets and liabilities:
                          Trade and unbilled receivables                                         325,869  (1,047,827)    526,451
                          Inventories                                                           (348,461)    435,964    (497,421)
                          Prepaid expenses and other receivables                                 (20,444)    (11,184)     (6,270)
                          Trade accounts payable and accrued liabilities                         234,599     138,924      (4,574)
                          Accrued compensation and related liabilities,
                           and deferred compensation                                             (38,334)      5,059       2,954
                          Income taxes payable                                                   135,026     124,490    (269,386)
                        -----------------------------------------------------------------------------------------------------------
                             Total adjustments                                                 1,096,139     583,051     419,997
                        -----------------------------------------------------------------------------------------------------------
                             Net cash provided by operating activities                         1,364,524     928,836     903,185
                        Cash flows from investing activities:
                         Purchase of stock of Century Precision Optics,
                          net of cash acquired                                                         -           -  (1,575,105)
                         Purchase of property, plant and equipment                            (1,113,865)   (581,474)   (173,995)
                         Other assets                                                            (68,502)    (63,722)   (150,590)
                        -----------------------------------------------------------------------------------------------------------
                             Net cash used in investing activities                            (1,182,367)   (645,196) (1,899,690)
                        -----------------------------------------------------------------------------------------------------------
                        Cash flows from financing activities:
                         Proceeds from long-term debt arrangements                                     -           -   1,267,010
                         Principal payments on long-term debt                                   (542,756)   (575,428)   (150,591)
                         Proceeds from exercise of stock options                                  28,050       2,375      36,451
                         Repurchase of common stock                                                    -           -     (29,147)
                        -----------------------------------------------------------------------------------------------------------
                              Net cash (used in) provided by
                               financing activities                                             (514,706)   (573,053)  1,123,723
                        -----------------------------------------------------------------------------------------------------------
                        Net (decrease) increase in cash and cash equivalents                    (332,549)   (289,413)    127,218
                        Cash and cash equivalents at beginning of year                           893,241   1,182,654   1,055,436
                        -----------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents at end of year                              $  560,692  $  893,241  $1,182,654
                        -----------------------------------------------------------------------------------------------------------
                        -----------------------------------------------------------------------------------------------------------
                        Supplemental disclosure of cash flow information:
                        Cash paid during the year for:
                         Interest                                                             $  167,409  $  227,113  $  117,254
                         Income taxes                                                         $  196,622  $  136,000  $  667,426
                        -----------------------------------------------------------------------------------------------------------
                        -----------------------------------------------------------------------------------------------------------
                        Supplemental schedule of noncash investing and
                         financing activities:
                        Repurchase of common stock financed through
                         note payable                                                         $        -  $        -  $  500,000
                        -----------------------------------------------------------------------------------------------------------
                        Noncompetition agreement financed through
                         note payable                                                         $        -  $        -  $  600,000
                        -----------------------------------------------------------------------------------------------------------
                        Acquisition of Century Precision Optics financed
                         through note payable                                                 $        -  $        -  $  750,000
                        -----------------------------------------------------------------------------------------------------------
                        Minimum pension liability and related
                         deferred tax asset                                                   $  213,067  $        -  $        -
                        -----------------------------------------------------------------------------------------------------------
                        -----------------------------------------------------------------------------------------------------------

                        See accompanying notes.


                              Tinsley Laboratories, Inc.

                     Notes to Consolidated Financial Statements

                                  December 31, 1995



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Tinsley Laboratories, Inc., ("the Company") designs and manufactures precision optical components and systems, including color television tooling products, optical instruments, aspheric lenses, metal mirrors, and massive optical components. The Company also manufactures and distributes video, cinematography and camera lenses.

The Company sells its products primarily to large corporations that act as prime government contractors or to the U.S. Government directly and to distributors and end users in the photography and cinematography industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have not been material to the Company.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its two active wholly owned subsidiaries, Century Precision Industries, Inc. d/b/a Century Precision Optics ("Century") and Tinsley International, Inc., after elimination of intercompany transactions and balances.

BUSINESS COMBINATION

On May 19, 1993, the Company acquired all of the outstanding capital stock of Century which manufactures and distributes video, cinematography and camera lenses. The purchase price was $2,250,000, of which $1,500,000 was paid in cash and the balance was financed with a promissory note to Century's former owner in the amount of $750,000 (see Note 4). An additional $200,000 was paid and capitalized as costs for outside professional and financing expenses directly related to the acquisition. This acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the assets (goodwill) was approximately $1,833,000 and is being amortized using the straight-line method over 15 years. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

                              Tinsley Laboratories, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS COMBINATION (CONTINUED)

The following unaudited pro forma summary presents the consolidated results of operations of the Company for 1993 as if the acquisition had occurred as of January 1, 1993. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

PRO FORMA OPERATING RESULTS (UNAUDITED)

Net sales                                                         $13,970,578
Net income                                                        $   621,508
Net income per common share                                       $       .79


As part of the purchase, the Company entered into a Noncompetition Agreement with the former owner of Century that requires the Company to pay a total of $600,000, of which $100,000 was paid in cash upon closing of the purchase, an additional $50,000 was paid in November 1993, and $140,000 was paid in May 1994 in consideration of the former owner's promise not to compete with the business of Century for a period of six years after the closing. The remaining $310,000 was payable in four annual installments commencing on May 19, 1995. As of December 31, 1995, the remaining liability was $210,000. This liability (and the related intangible asset which is being amortized over six years) has been recorded in the consolidated financial statements.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with a maturity of three months or less at acquisition to be cash equivalents. The Company invests its excess cash in deposits with major banks. The Company has not experienced any material losses in its investments.

REVENUE RECOGNITION

The majority of the Company's sales are from fixed price contracts and product sales for which revenue is recognized as units are delivered or accepted. Sales under cost-plus contracts are recognized as services are performed. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss on the contract is accrued. Differences between invoiced amounts and revenue recognized are reflected as unbilled contract receivables.

                              Tinsley Laboratories, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market. Finished goods and raw materials are removed from inventory on the first-in, first-out method. Inventoried costs related to contracts in process include actual production cost and factory overhead, reduced by amounts related to revenue recognized.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, stated at cost is being depreciated on the straight-line basis. Estimated useful lives for purposes of depreciation are as follows:

                   Building                                       40 years
                   Machinery and equipment                   3 to 10 years
                   Leasehold improvements                    Life of lease

GOODWILL

Excess of cost over the fair value of net assets acquired (or goodwill) generally is amortized on a straight-line basis over 15 years. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows. In addition, the Company assesses long-lived assets for impairment under FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under those rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                              Tinsley Laboratories, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

The Company has granted stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and, accordingly, has recognized no compensation expense for the stock option grants.

PER SHARE INFORMATION

Per share data is computed using the weighted average number of common and dilutive common equivalent shares outstanding of 767,124 in 1995, 769,967 in 1994, and 787,572 in 1993.

RECLASSIFICATION

Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. RESEARCH AND DEVELOPMENT

Research and development expenditures of approximately $355,350, $383,249 and $290,051 were charged against operations as incurred in 1995, 1994 and 1993, respectively.

                              Tinsley Laboratories, Inc.

3. PROVISION FOR INCOME TAXES

The components of income tax expense were as follows:


                                                               CURRENT    DEFERRED     TOTAL
                                                              ---------   --------    --------

1995:
  Federal                                                    $ 249,570  $(116,724)   $ 132,846
  State                                                         82,078    (20,942)      61,136
                                                              --------    --------    --------
                                                             $ 331,648  $(137,666)   $ 193,982
                                                              --------    --------    --------
                                                              --------    --------    --------

1994:
  Federal                                                    $ 108,334  $   74,750   $ 183,084
  State                                                         44,082      17,915      61,997
                                                              --------    --------    --------
                                                             $ 152,416  $   92,665   $ 245,081
                                                              --------    --------    --------
                                                              --------    --------    --------

1993:
  Federal                                                    $ 293,102 $  (12,483)   $ 280,619
  State                                                        105,939    (15,758)      90,181
                                                              --------    --------    --------
                                                             $ 399,041 $  (28,241)   $ 370,800
                                                              --------    --------    --------
                                                              --------    --------    --------




A reconciliation of total income tax expense with the statutory federal income tax rate appears as follows:

                                                                  1995         1994        1993
                                                                --------     --------    --------
                                                                  % OF         % OF        % OF
                                                                 PRETAX       PRETAX      PRETAX
                                                                 INCOME       INCOME      INCOME
                                                                --------     --------    --------

Income tax expense at federal statutory rate                      34.0%       34.0%       34.0%
State franchise tax, net of any federal benefit                    6.1         6.1         6.1
Life insurance proceeds                                              -        (4.3)          -
Amortization of goodwill                                           8.9         7.0         2.8
Foreign sales corporation commission                              (5.8)       (1.5)       (3.7)
Other, net                                                        (1.2)         .2         4.2
                                                                  ----        ----        ----
                                                                  42.0%       41.5%       43.4%
                                                                  ----        ----        ----
                                                                  ----        ----        ----


                              Tinsley Laboratories, Inc.

3. PROVISION FOR INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effect of differences between the carrying amounts of assets and liabilities for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 and December 25, 1994, are as follows:



                                                     1995             1994
                                                    ------------------------

Deferred tax liabilities:
 Depreciation and amortization                    $(582,888)        $(563,613)
 Prepaid property taxes                             (17,033)          (17,393)
 Section 481(a) adjustments                               -           (37,874)
 Other                                                    -            (7,063)
                                                   --------          --------
Total deferred tax liability                       (599,921)         (625,943)

Deferred tax assets:
 Inventory reserve                                  123,830            97,153
 Deferred compensation                              125,153           136,344
 Use of different method of accounting for
    long-term contracts for tax purposes             34,073            27,922
 Accrued vacation                                    91,674            38,308
 State franchise tax                                 30,763            21,501
 Other                                               56,028            28,649
 Minimum pension liability                           85,227                 -
                                                   --------          --------
Total deferred tax asset                            546,748           349,877
                                                   --------          --------
Net deferred tax liability                       $  (53,173)        $(276,066)
                                                   --------          --------
                                                   --------          --------


                              Tinsley Laboratories, Inc.

3. PROVISION FOR INCOME TAXES (CONTINUED)

The following is a summary of deferred tax assets and liabilities at December 31, 1995 and December 25, 1994:



                                                               CURRENT   NONCURRENT     TOTAL
                                                              --------  ----------    --------
1995:
  Deferred tax assets                                        $ 333,090   $ 213,658   $ 546,748
  Deferred tax liabilities                                     (17,033)   (582,888)   (599,921)
                                                              --------    --------    --------
Net deferred tax assets (liabilities)                         $316,057   $(369,230)  $ (53,173)
                                                              --------    --------    --------
                                                              --------    --------    --------

1994:
  Deferred tax assets                                        $ 227,211   $ 122,666   $ 349,877
  Deferred tax liabilities                                     (62,330)   (563,613)   (625,943)
                                                              --------    --------    --------
Net deferred tax assets (liabilities)                        $ 164,881   $(440,947)  $(276,066)
                                                              --------    --------    --------
                                                              --------    --------    --------

                              Tinsley Laboratories, Inc.

4. LONG-TERM DEBT OBLIGATIONS

Long-term debt and notes payable consist of:


                                                                             DECEMBER 31,        DECEMBER 25,
                                                                                1995                1994
                                                                             ------------        ------------
8.5% loan agreement dated June 30, 1993, principal and interest
   payable monthly with a final payment of $209,000 in July 15, 2000          $   933,778          $1,061,152
8% promissory note dated May 19, 1993, principal and interest payable
   in four annual installments beginning May 1994 through May 1997                350,000             550,000
8% subordinated promissory note dated June 1, 1993 principal payable in four installments and interest payable four times a year through
   June 1997                                                                      300,000             400,000
Noncompetition Agreement, dated May 19, 1993, payable annually
   through May 1998                                                               210,000             310,000
6% special assessment bond dated April 2, 1974, principal and interest
   payable semiannually through April 1999                                         12,039              14,002
12% special assessment bond dated April 2, 1982, principal and
   interest payable semiannually through April 2007                               102,024             107,838
Other                                                                               4,965              12,570
                                                                                ---------           ---------
                                                                                1,912,806           2,455,562
Less current portion                                                              551,878             547,624
                                                                                ---------           ---------
                                                                               $1,360,928          $1,907,938
                                                                                ---------           ---------
                                                                                ---------           ---------

The aggregate maturities of long-term debt at December 31, are as follows:


                    1996         $   551,878
                    1997             609,818
                    1998             183,878
                    1999             187,372
                    2000             309,502
                    Thereafter        70,358
                                   ---------
                                  $1,912,806
                                   ---------
                                   ---------


                              Tinsley Laboratories, Inc.

4. LONG-TERM DEBT OBLIGATIONS (CONTINUED)

At December 31, 1995, the Company had outstanding an irrevocable standby letter of credit for $378,000, which secures the required payments on the 8% promissory note, dated May 19, 1993, to a related party. The letter of credit is subject to renewal in June 1996.

During 1995, the Company established a $1,000,000 bank line of credit. The line of credit is secured by the Company's current and future assets. Borrowings under this line of credit bear interest at a variable rate of prime plus 1% per annum. The line of credit, which expires on April 30, 1996, requires the Company to meet various financial covenants. There were no borrowings under this line of credit at December 31, 1995.


5. RELATED PARTY TRANSACTIONS

On March 19, 1993, the Company entered into a stock redemption agreement with a former officer and director, and his spouse. The Company repurchased and redeemed all 75,593 shares of the Company's common stock owned by the former officer and his spouse at $7.00 per share. The Company paid $29,151 in cash and issued a $500,000 promissory note, which accrues interest at 8% per annum, and is payable over four years. As of December 31, 1995, $300,000 remained outstanding under this promissory note.

On May 19, 1993, the Company issued a promissory note for $750,000 to the former owner of Century in connection with the Company's purchase of all of Century's issued and outstanding capital stock on that date. The note accrues interest at 8% per annum and is payable over four years. The note is secured by an irrevocable standby letter of credit (See Note 4). As of December 31, 1995, $350,000 remained outstanding under this promissory note.

On May 19, 1993, Century entered into a lease agreement with a related party for the office building occupied by Century. Base rent was $8,667 per month through October 1994. An option to extend the term of the lease for an additional two years from the original date of termination was exercised in 1994 and extended the term through October 1996 at $9,398 per month. Rent expense paid to this related party by Century during 1995 and 1994 was approximately $112,780 and $105,000, respectively.

                              Tinsley Laboratories, Inc.

6. LEASE COMMITMENTS

The Company leases certain facilities, manufacturing equipment and operating equipment under noncancellable operating leases. Total rent expense for 1995, 1994 and 1993 was $210,410, $197,435 and $162,309, respectively.


7. STOCK OPTIONS

In February 1993, the Company's Board of Directors terminated the Company's 1983 Incentive Stock Option Plan. All outstanding options under this plan expired or were cancelled during 1993.

Effective February 4, 1993, the Company's Board of Directors approved the 1993 Incentive Stock Option Plan ("Plan") and reserved 100,000 shares of common stock for issuance under the Plan. Such Plan was subsequently approved by the Company's stockholders. All full-time employees are eligible to receive options under the Plan, which will expire in February 2003 and which is intended to qualify as an incentive stock option plan pursuant to Section 422 of the Internal Revenue Code. The exercise price per share of all incentive stock options granted under the Plan must be at least equal to the fair market value of the shares at the date of the grant. Vesting is established by the Company's Board of Directors or Compensation Committee and generally occurs at the rate of 20% per year.

From time to time, the Company has issued non-qualified stock options to certain key employees, consultants and board members at the discretion of the Board of Directors or Compensation Committee. The non-qualified stock options have a per share exercise price equal to or in excess of 100% of the market value of the shares of the Company's common stock on the date of grant. Vesting is established by the Company's Board of Directors or Compensation Committee.

                              Tinsley Laboratories, Inc.

7. STOCK OPTIONS (CONTINUED)

Price data and activity for all stock options are summarized as follows:


                                                       NUMBER OF SHARES
                                                  ------------------------
                                                 OUTSTANDING
                                                   OPTIONS      PRICE RANGE
                                                 -----------    -----------
Balances at December 27, 1992                        97,500     $4.67 - $5.42
Granted                                             119,000      5.50 -  5.88
Termination of 1983 ISO Plan                        (72,000)     4.67 -  5.42
Exercised                                            (6,900)     4.75 -  5.50
Cancelled                                           (23,500)     4.75 -  5.08
                                                  ---------     -------------
Balances at December 26, 1993                       114,100      4.75 -  5.88
Exercised                                              (500)             4.75
Cancelled                                           (20,000)             5.50
                                                  ---------     -------------

Balances at December 25, 1994                        93,600      5.50 -  5.88
Granted                                              75,500      6.13 -  7.00
Exercised                                            (5,100)             5.50
                                                  ---------     -------------

Balances at December 31, 1995                       164,000     $5.50 - $7.00
                                                  ---------     -------------
                                                  ---------     -------------


At December 31, 1995, options to purchase 100,400 common shares were exercisable at prices ranging from $5.50 to $7.00 per share.


8. MAJOR CUSTOMERS AND GEOGRAPHICAL INFORMATION
A significant portion of the Company's sales has been derived from major customers:

  Three customers accounted for $3,111,056 in sales of 1995;
  Four customers accounted for $4,040,552 in sales of 1994;
  Four customers accounted for $5,165,956 in sales of 1993.

                              Tinsley Laboratories, Inc.

8. MAJOR CUSTOMERS AND GEOGRAPHICAL INFORMATION (CONTINUED)

International sales during the last three fiscal years were as follows:


                                       1995           1994           1993
                                     ----------     ----------     ----------
Europe                               $1,375,361     $  914,004     $  744,466
Asia                                    781,690        478,915        462,480
Canada and Mexico                       165,632        563,037        374,316
South Pacific                            41,223        140,960         66,792
Latin and South America                  58,971         47,245         40,777
Other                                    18,314         53,632          1,952
                                     ----------     ----------     ----------
                                     $2,441,191     $2,197,793     $1,690,783
                                     ----------     ----------     ----------
                                     ----------     ----------     ----------



9. EMPLOYEE BENEFIT PLANS

Effective January 1985, the Company adopted a defined benefit pension plan (the "Plan") for eligible employees with at least one year of service. Substantially all employees of the Company are covered by the Plan. Under the Plan, benefits will be payable in the form of a life annuity at an annual rate of up to fifty percent of average compensation in a five year measurement period, less a portion of social security benefits. For service of less than twenty-five years, the fifty percent of average compensation, as defined, is to be reduced proportionately. All eligible employees must participate in the Plan for at least five years in order to receive applicable benefits thereunder.

During 1995, the Company decided to terminate the Plan. The Company is currently in the process of finalizing the plan of termination. As of December 31, 1995, the Company has recorded an additional minimum pension liability of $213,037 representing the excess of the estimated accumulated benefit obligation of $1,627,920 over the actual fair market value of the Plan assets (primarily money market funds) of $1,414,883 at December 31, 1995. The minimum pension liability resulted in a charge to stockholders' equity, (net of income taxes of $85,227) of $127,840. During 1995, the Company made contributions to the Plan of $160,900 and recorded pension expense of $3,188.

If the termination of the Plan is finalized, the minimum pension liability (adjusted for subsequent changes in the accumulated benefit obligation and plan assets) will be charged to the results of operations at that time.

The 1994  and 1993 pension expense includes the following components:


                                                      1994           1993
                                                     ---------      ---------
Service cost for benefits earned during the year     $ 117,328      $ 124,000
Interest cost on projected benefit obligation          101,675         93,121
Return on plan assets                                  (22,038)       (31,755)
Net amortization and deferral                          (66,181)       (42,496)
                                                     ---------      ---------
Net pension expense                                  $ 130,784      $ 142,870
                                                     ---------      ---------
                                                     ---------      ---------
The funded status of the plan for the year ended
December 25, 1994 is as follows:

Actuarial present value of:
  Vested benefit obligation                                        $1,146,972
  Non-vested benefit obligation                                        11,809
                                                                   ----------
Accumulated benefit obligation                                      1,158,781
Impact of future salary increases                                     214,286
                                                                   ----------
Projected benefit obligation                                        1,373,067
Plan assets at fair value - primarily mutual funds                  1,214,008
                                                                   ----------
Projected benefit obligation in excess of plan
assets                                                                159,059
Unrecognized transition loss                                          (10,464)
Unrecognized net (gain) loss                                           (6,000)
Adjustment required to recognize minimum pension
liability                                                                   -
                                                                   ----------
Pension liability recognized at year end                           $  142,595
                                                                   ----------
                                                                   ----------


                              Tinsley Laboratories, Inc.

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

The discount rate used in determining the actuarial present value of projected benefit obligation was 8.25% for 1994 and 1993. The assumed long-term rate of return on plan assets was 8.25% for 1994 and 1993. The assumed long-term rate of compensation increase was 4% for 1994 and $3% for 1993. Pension expense was accrued and funded annually.

Effective July 1, 1995, the Company adopted a contributory defined contribution plan in which the Company's employees may participate provided they have completed at least six months of full time permanent employment. The Company, at its discretion, expects to make contributions on behalf of all eligible employees to the Plan on an annual basis. During 1995, the Company made no contributions to the Plan.

In 1986, the Company entered into deferred compensation agreements with certain key employees under which the Company agreed to pay certain fixed amounts over a ten year period after the employees reach the age of 65. Payments provided for in these agreements begin vesting five years after the date of the agreements and become fully vested only if the employees remain employed by the Company through the age of 65. For accounting purposes, the present value of these payments is being charged ratably to expense over the period until the employees reach the age of 65 using a discount rate of 8%. The charge to expense for these agreements was $13,751 in 1995, $0 in 1994, and $43,200 in 1993.

10. SUBSEQUENT EVENTS

The Company recently entered into an agreement to purchase the 5,952 square foot office and R&D facility located on approximately two acres of land at 4000 Lakeside Drive, Richmond for $900,000. The Company has deposited $5,000 in connection with an escrow to be established with respect to the Company's purchase of this property. The terms of the proposed purchase include a total cash down payment of $150,000 and the Company's issuance of a promissory note secured by the property in the amount of $750,000 bearing interest at 8% per annum and will be due and payable in two years from the close of purchase escrow.

TO OUR SHAREHOLDERS:

   Consolidated sales in 1995 amounted to $13,109,144, or slightly higher than 1994 sales of $12,968,892. Consolidated net income of $268,385 or 35 cents a share was 22 percent below our 1994 earnings of $345,785 or 45 cents a share.

   Fourth quarter sales came to $3,268,875, somewhat under third quarter sales of $3,558,842. Fourth quarter net income of $103,251, on the other hand, improved over earnings for the September quarter of $84,192.

   Throughout 1995 Tinsley's operating results continued to reflect the decline in our military business, in line with the general falling off of defense expenditures. But, while the military sector weakened, we witnessed a general strengthening and broadening of our commercial/industrial and scientific research markets.

   This positive trend in our non-defense related lines became pronounced in the second half and has continued during these early months of the new year. Thus the company's backlog, which stood at about $4,000,000 at the start of 1995 had more than doubled by the close of the year to approximately $8,885,000, and has continued to grow to about $10,000,000 at the end of February 1996.

   This material improvement in backlog is attributable to various factors, including the market acceptance of the new products we have developed at Century Precision Industries, which we acquired in May 1993. Century manufactures and distributes optical products and accessories to various industries that complement Tinsley's range of optical products and systems.

   We also experienced increased demand for the precision optics we sell to manufacturers of high technology equipment used in the production of electronic products. Bookings of our optical tooling for the manufacture of color television tubes, a Tinsley specialty of many years standing, have also been brisk.

   As we point out in our special essay in the Annual Report, Tinsley has long been a supplier of precision optics for space exploration. We provided the small aspheric mirrors that clarified the flawed vision of the Hubble Space Telescope.

   We have now been requested to furnish new optics for both the second and third missions planned by NASA for further servicing of the orbiting observatory.

   Tinsley will also be providing specialized optical equipment for the U.S.- European Cassini Mission, which is scheduled to explore Saturn and its largest moon, Titan. And for still another space exploration under NASA sponsorship, the Far Ultraviolet Spectroscopic Mission, or FUSE, we will be furnishing mirrors for high resolution astronomical spectroscopy.

   As we enter the New Year, we have largely completed the Company's transition from our major dependence on military orders to our mounting reliance on the commercial/industrial and scientific research markets as wellsprings for our future growth and profitability. As we draw steadily on our present bookings we look for improvements in sales and earnings in 1996. We believe that by the end of 1996 Tinsley will be well launched in this new, long term direction.

   We wish again to use the Annual Report to pay tribute to all Tinsley employees and their achievements and to express to them our thanks and appreciation.



Robert J. Aronno
Chairman of the Board
President and Chief Executive Officer


March 27, 1996

MANAGEMENT'S DISCUSSION AND FINANCIAL ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS:
   Sales for 1995 of $13,109,144, were slightly higher than 1994 sales of $12,968,892. However, net income of $268,385 was approximately 22% below 1994 earnings of $345,785.

   As detailed in the Letter to Shareholders, Tinsley's operating results continued to reflect reduced military business. Lower net income in 1995 was also due in great part to lower than expected revenues resulting from delays of certain bookings which had been anticipated earlier in 1995.

   Gross profit margin held steady in 1995 at approximately 30%, which was virtually the same in 1994. Century Precision Optics generally provides a higher gross profit margin than the rest of Tinsley's operations.

   Selling, administrative and research and development expenses for 1995 increased to $3,178,398 as compared to $3,069,899 for 1994, reflecting only a 4% increase in these expenses which included higher expenditures for advertising, especially for our new Century products.

   In 1994, sales of $12,968,892 increased 6% over 1993 sales of $12,238,052 as
Century's results were included for the full year in 1994 and only seven months in 1993. Net income of $345,785 declined 28% from 1993 earnings of $483,188. The lower earnings in 1994 were due to a number of factors including reduced defense-related sales, higher research and development, selling, administrative, interest and acquisition-related expenses.

   For information on the Company's sales to major customers we refer you to
Note 8 of the Consolidated Financial Statements.

IMPACT OF INFLATION:

   Inflation rates in 1995, 1994 and 1993 continued at a moderate level and had no material effect on operations.

FINANCIAL CONDITION:

   At the end of 1995, the Company's cash and cash equivalents position was $560,692 compared to $893,241 at the end of 1994. Trade receivables and unbilled receivables amounted to $2,358,798 against $2,684,667 at the close of the previous year.

   Inventory for contracts in progress increased to $874,604 (net of accrued progress billings of $431,000) at year-end 1995 from $594,759 (net of accrued progress billings of $136,000) at the previous year-end. The contracts in progress at the end of 1995 tend to require a greater processing time, causing inventory levels to be somewhat higher than last year.

   Cash expenditures for property, plant and equipment of $1,113,865 were up substantially in 1995 from $581,474 in 1994 as the Company is working to increase its manufacturing capabilities in some strategic market segments. As discussed in Note 10 of the Consolidated Financial Statements, the Company is in the process of acquiring an additional facility adjacent to its Richmond, California plant in order to meet increased requirements.

MANAGEMENT'S DISCUSSION AND FINANCIAL ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   In May 1993, the Company purchased 100% of the outstanding securities of Century, which is located in North Hollywood, California, for $2,250,000. The excess of the purchase price over the estimated fair market value of the assets (goodwill) was approximately $1,833,000 and is being amortized using the straight-line method over 15 years. Amortization of goodwill amounted to approximately $122,000 in 1995 and 1994 and approximately $71,000 in 1993.

   In conjunction with the Century acquisition, a noncompetition agreement was entered into with Century's former owner. The face value of this agreement of $600,000 is capitalized as part of Other Assets and is being amortized using the straight-line method over six years. The noncompetition agreement is payable in various installments through May 1998. Amortization of the noncompetition agreement amounted to approximately $100,000 in 1995 and 1994 compared to approximately $58,000 in 1993.

   Principal payments on long-term debt amounted to $542,756 during 1995 compared to $575,428 in 1994. The $1,061,152 loan, secured by the Company's Richmond property, was entered into to provide a substantial portion of the funds needed to acquire Century. This loan is payable in monthly installments of $17,715, bears interest at a rate of 8.5% per annum and has a balloon payment at the expiration date of July 15, 2000.

   Classified as a note payable to related party is a $550,000 Promissory Note given to Century's former owner as part of the Company's acquisition of Century. This note carries an 8% annual interest rate and is payable in annual installments through May 1997.

   During 1993, the Company repurchased 75,593 shares of its Common Stock from a Director in exchange for $29,151 in cash and a subordinated promissory note for $500,000 ($300,000 outstanding at December 31, 1995). This related party transaction requires interest payments quarterly at 8% per annum and principal is payable in four annual installments through June 1997.

   The Company's current ratio was 2.0 to 1 at year end 1995 compared to 2.6 to 1 at the end of the prior year. The debt to equity ratio was 21% at December 31, 1995, compared to 30% at the close of 1994. Please refer to the Consolidated Statement of Cash Flows for further information.

   The Company believes that funds generated from operations are sufficient to meet cash flow requirements through fiscal 1996.

--------------------------------------------------------------------------------


SELECTED FINANCIAL DATA
                                                    FISCAL YEARS ENDED
------------------------------------------------------------------------------------------------------------------------------------
                                             1995                1994                1993                  1992                1991
------------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS:
Net sales                             $13,109,144         $12,968,892         $12,238,052           $11,051,062          $8,748,671
Net income                                268,385             345,785             483,188               586,500             497,146
Net income per
 common share                                0.35                0.45                0.61                  0.70                0.59
At year-end:
 Total assets                          12,940,190          12,841,710          12,818,036             9,994,468          10,805,707
 Total long-term debt
  and notes payable                     1,360,928           1,907,938           2,449,368               131,615             135,824
Cash dividends
  declared per
  common share                                  -                   -                   -                     -                   -

--------------------------------------------------------------------------------
STOCK PRICES AND DIVIDENDS

The following table indicates the quarterly high and low bid prices for Tinsley's stock on the Over-The-Counter market (NASDAQ Symbol: TNSL) for the last two years.

                                     1995                1994
                                ----------------    ----------------
                                High        Low      High      Low
Quarter                          bid        bid      bid        bid
--------------------------------------------------------------------------------
First quarter                   5 3/8     4 3/4       7       6 1/2
Second quarter                     6      4 7/8     6 5/8     5 1/2
Third quarter                   6 3/4     5 1/2     5 3/4     5 1/2
Fourth quarter                  6 1/2     6         5 1/2     4 3/4
--------------------------------------------------------------------------------

As of February 29,1996, the approximate number of holders of common stock was 300.


--------------------------------------------------------------------------------
FORM 10-KSB

The Company's Form 10-KSB annual report to the Securities and Exchange Commission provides certain additional information and will be available in April 1996. A copy of this report may be obtained upon written request addressed to the Secretary of the Company.


--------------------------------------------------------------------------------
ANNUAL MEETING OF STOCKHOLDERS

The annual stockholder's meeting this year will be held on Wednesday, April 24, 1996, at 10:00 a.m., Local Time, at the offices of the Company located at 3900 Lakeside Drive, Richmond, California.

TINSLEY LABORATORIES

   Founded in 1926, Tinsley Laboratories is the leading independent company in the precision optics industry specializing in the design and fabrication of aspherical optical surfaces. Tinsley's discrete lenses and mirrors and its optical assemblies are used in precision optical and electro-optic systems with space, military, scientific and industrial applications.

   For many years, Tinsley has been in the forefront in the development of computer aided processes and unique equipment for the manufacture of optical components. The range of applications facilitated by our technology is considerable. They include head-up display optics for military and commercial aircraft, as well as the optics for the Viking and Voyager space missions that returned striking images of the outer planets. Tinsley has produced both the large optical components for the Keck Observatory in Hawaii and the small lithographic optics incorporated in the equipment that etches on computer chips.

   Recently, the Company was widely recognized for having produced the required corrective optics to clear up the Hubble Space Telescope's blurred vision. Tinsley also received the prestigious NASA Goddard Space Flight Center Contractor Excellence Award for 1994, Goddard's highest award.

   The Company is also internationally known for its phosphor exposure aspheric lenses, a critical tool in the manufacture of color television tubes. Through its subsidiary, Century Precision Optics of North Hollywood, California, Tinsley also makes specialty lenses and accessories for the film and video industries.

TINSLEY'S SUPPORT OF EQUAL OPPORTUNITY

   In our hiring practices and in dealing with our employees, Tinsley follows the letter and spirit of equal employment opportunity. The Company does not discriminate because of race, religion, national origin, age or sex.

We have an ongoing affirmative action program to ensure equal opportunity.

OFFICERS AND BOARD OF DIRECTORS
OFFICERS

Robert J. Aronno
CHAIRMAN OF THE BOARD
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Robert J. Johnson
VICE PRESIDENT, MARKETING AND SECRETARY
Daniel J. Bajuk
EXECUTIVE VICE PRESIDENT
James A. Kennon
VICE PRESIDENT
Steven E. Manios
VICE PRESIDENT

DIRECTORS

Robert J. Aronno
Daniel J. Duckhorn
PRESIDENT, ST. HELENA WINE COMPANY
Stephen L. Davenport
RETIRED
Stephen E. Globus
CHAIRMAN OF THE BOARD, GLOBUS GROWTH GROUP, INC.
Steven E. Manios

Transfer Agent:  Chemical Mellon Shareholder Services
                 San Francisco, California

Registrar:       Chemical Mellon Shareholder Services
                 San Francisco, California

Auditors:        Ernst & Young LLP
                 San Francisco, California

Counsel:         Clark & Trevithick
                 Los Angeles, California


                                                                             19